Exhibit 99.1

For Immediate Release:  November 10, 1994


         VALLEY NATIONAL BANCORP AND AMERICAN UNION BANK
                SIGN DEFINITIVE MERGER AGREEMENT


WAYNE, NJ - Gerald H. Lipkin, Chairman and Chief Executive Officer of Valley National Bancorp (NYSE; VLY), and Alan Turtletaub, Chairman of American Union Bank, jointly announced today that they have signed a definitive merger agreement by which Valley will acquire American Union Bank, a $55 million, two-office bank headquartered in Union. The definitive merger agreement was negotiated pursuant to the previously announced letter of intent signed by the parties.

"The proposed merger with American Union is consistent with Valley's strategy of growth within our market through acquisitions of other strong financial institutions," Lipkin noted. With its offices in Union and Roselle Park, the American Union acquisition will enhance Valley's presence in Union County.

"Working with American Union's management we have been able to identify some very significant cost savings. Those savings can be accomplished while still retaining American Union's officers and employees", said Lipkin.

Pursuant to the merger, American Union Bank will be merged into Valley's subsidiary, Valley National Bank. The acquisition of American Union is designed as a tax-free merger in which each of the 549,970 presently outstanding shares of American Union common stock will be exchanged for .50 shares of Valley common stock. American Union also granted Valley a revised option on 180,000 shares of American Union's authorized but unissued stock. The option permits Valley to acquire the American Union shares under certain conditions subject to the right of shareholders of American Union to exercise their preemptive rights.

The acquisition is conditioned upon necessary bank regulatory approvals, the approval of American Union's shareholders and other customary conditions.

During August 1994, Valley signed a definitive merger agreement pursuant to which Valley agreed to acquire Rock Financial Corpora-tion, holding company for Rock Bank, a $190 million five-office bank headquartered in North Plainfield. That acquisition is anticipated to close on November 30, 1994.

Valley National Bank, the principal subsidiary of Valley National
Bancorp, currently has $3.5 billion in assets and operates 58 branches in Bergen, Essex, Hudson, Morris and Passaic counties.